Exhibit 10(a)(ii)

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TEXAS INSTRUMENTS INCORPORATED

AWARD OF RESTRICTED STOCK UNITS – 2000 LTIP

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You have been granted an award of xxxxxx Restricted Stock Units, each of which is payable in one share of TI common stock, under the Texas Instruments 2000 Long-Term Incentive Plan (“Plan”). Subject to the restrictions set forth below, the shares covered by this Award will be issued in your name as soon as practicable after the date of vesting, as follows:

Vesting Date	Shares
XXXX	XXXX

During the term of this Award, you will receive each year a payment equivalent to the cash dividends you would have received if any shares covered by this Award, but not yet issued in your name, on dividend record dates had been issued in your name on those dates. Such payment will be made once each year on the date of the last cash dividend payment in the year (which as of the date of this grant would be in October).

The obligation to issue shares under this Award shall terminate and become void if, on or prior to the date upon which any shares vest according to the above schedule, you shall have engaged in any activity determined by the Committee to be in any way harmful or prejudicial to the interests of the Company, or if your employment shall have terminated for any reason except permanent disability or death. However, such obligation shall not terminate upon your retirement, if the Committee so determines prior to the retirement. If you are permanently disabled (as determined by the Committee), die, or, if the Committee so determines, retire before any shares under this Award vest according to the above schedule and without having forfeited your right to the issuance of such shares, such shares (together with any applicable dividend equivalents) shall be paid to you or to your personal representatives, heirs, legatees, or distributees at such times and in such manner as if you were still in the employment of the Company or still living, as the case may be.

This Award is subject to the terms and conditions of the Plan and the terms of the Plan will govern and be determinative in the event of any conflict between the terms of this Award and the terms of the Plan. The Committee has the authority to construe, interpret and administer the Plan and to issue rules and regulations for administration of the Plan. All decisions of the Committee will be final, conclusive and binding on all parties.

Neither this Award nor anything herein shall constitute or be evidence of any agreement or understanding, expressed or implied, on the part of the Company or its subsidiaries to employ you for any specific period.

You will not have any rights as a stockholder of the Company in respect of any shares of TI common stock underlying the Units unless and until such shares are issued in your name and delivered to you in accordance with the provisions hereof.

The Units are not transferable otherwise than by will or by the laws of descent and distribution and may not be pledged or otherwise encumbered.

TEXAS INSTRUMENTS INCORPORATED

Richard K. Templeton
President and CEO